Exhibit 99
PRESS RELEASE
FOR IMMEDIATE DISTRIBUTION

Contact:	Robert L.G. White President and CEO Phone: 908/206-3700
BREEZE-EASTERN ANNOUNCES SALE CONTRACT FOR 700
LIBERTY AVENUE FACILITY
Union, New Jersey — November 30, 2007 — Breeze-Eastern Corporation (AMEX:BZC) today announced that it has entered into a contract with an unaffiliated third-party to sell its headquarters facility and plant at 700 Liberty Avenue, Union, New Jersey. The sale is contingent upon the fulfillment of several conditions, including clearing due diligence and certain environmental requirements. If these contingencies are timely satisfied, it is anticipated that the transaction will close in the Company’s fiscal fourth quarter ending March 31, 2008. There is no financing contingency. The contracted sales price for the facility is $10,500,000 and the sale agreement includes provision for the Company to lease the facility for up to two years after closing, pending the Company’s relocation to a new site, yet to be selected, that will be better suited to its current and expected needs.
Breeze-Eastern Corporation (http://www.breeze-eastern.com) is the world’s leading designer and manufacturer of sophisticated lifting devices for military and civilian aircraft, including rescue hoists, cargo hooks, and weapons-lifting systems. The Company, formerly known as TransTechnology Corporation, employs approximately 180 people at its facility in Union, New Jersey, and reported net sales of $73.3 million in the fiscal year ended March 31, 2007.
INFORMATION ABOUT FORWARD-LOOKING STATEMENTS
Certain statements in this press release constitute “forward-looking statements” within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Acts”). Any statements contained herein that are not statements of historical fact are deemed to be forward-looking statements.
The forward-looking statements in this press release are based on current beliefs, estimates and assumptions concerning the operations, future results, and prospects of the Company. As actual operations and results may materially differ from those assumed in forward-looking statements, there is no assurance that forward-looking statements will prove to be accurate. Forward-looking statements are subject to the safe harbors created in the Acts.
Any number of factors could affect future operations and results, including, without limitation competition from other companies; changes in applicable laws, rules and regulations affecting the Company in the locations in which it conducts its business; the availability of equity and/or debt financing in the amounts and on the terms necessary to support the Company’s future business; interest rate trends; determination by
700 Liberty Avenue • P.O. Box 3300 • Union • New Jersey 07083
Tel. 908.686.4000 • Fax 908.686.7485 • www.breeze-eastern.com

Breeze-Eastern Corporation — November 30, 2007
Sale of 700 Liberty Avenue

the Company to dispose of or acquire additional assets; general industry and economic conditions; events impacting the U.S. and world financial markets and economies; and those specific risks that are discussed in the Company’s previously filed Annual Report on Form 10-K for the fiscal year ended March 31, 2007, and Quarterly Report on Form 10-Q for the period ended September 30, 2007.
The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information or future events.